QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.3

EARTHSHELL CORPORATION

WARRANT

Warrant No. [ ]	Dated: August 12, 2002

        EarthShell Corporation, a Delaware corporation (the "Company"), hereby certifies that, for value received, [Name of Holder] or its registered assigns (the "Holder"), is entitled to purchase from the Company up to a total of [            ](1) shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company (each such share, a "Warrant Share" and all such shares, the "Warrant Shares") at an exercise price equal to $1.20 per share (as adjusted from time to time as provided in Section 9, the "Exercise Price"), at any time and from time to time from and after the date hereof and through and including the date that is five years from the date of issuance hereof (the "Expiration Date"), and subject to the following terms and conditions. This Warrant (this "Warrant") is one of a series of similar warrants issued pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the Purchasers identified therein (the "Purchase Agreement"). All such warrants are referred to herein, collectively, as the "Warrants."

(1)
Equal to 25% (aggregate) warrant coverage

        1.    Definitions.    In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

        2.    Registration of Warrant.    The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

        3.    Registration of Transfers.    The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a "New Warrant"), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

        4.    Exercise and Duration of Warrant.

          (a)  This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date; provided, however, that the Expiration Date shall be extended for each day (i) the Registration Statement is not effective, or (ii) the Company fails to have a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Warrant Shares upon exercise of the Warrant. At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value.

          (b)  A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the "Exercise Notice"), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a "cashless exercise" if so indicated in the Exercise Notice and if a "cashless exercise" may occur at such time pursuant to Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an "Exercise Date." The Holder shall not be required to deliver the original

  Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

          (c)  The Company shall (i) keep the Registration Statement continuously effective until the Expiration Date (including such day), and (ii) have a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Warrant Shares upon exercise of the Warrant.

        5.    Delivery of Warrant Shares.

          (a)  Upon exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends. If the Holder provides or previously provided the necessary account information to the Company, the Company shall issue and deliver such Warrant Shares in a balance account of the Holder with the Depository Trust Company through its Deposit Withdrawal Agent Commission System. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date. The Company shall, upon request of the Holder, use commercially reasonable efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

          (b)  This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

          (c)  In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder a certificate representing Warrant Shares by the third Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased less the Exercise Price (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company's obligation to deliver such certificate.

          (d)  The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

        6.    Charges, Taxes and Expenses.    Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrant in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

        7.    Replacement of Warrant.    If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

        8.    Reservation of Warrant Shares.    The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

        9.    Certain Adjustments.    The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

          (a)    Stock Dividends and Splits.    If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

          (b)    Pro Rata Distributions.    If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, "Distributed Property"), then in each such case the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution (and the Exercise Price thereafter applicable) shall be adjusted (effective on and after such record date) to equal the product of such Exercise Price times a fraction of which the denominator shall be the average of the Closing Prices for the five Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one outstanding share of Common Stock, as determined by the Company's independent certified public accountants that regularly examine the financial statements of the Company (an "Appraiser"). In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and such appraiser. As an alternative to the foregoing adjustment to the Exercise Price, at the request of the Holder delivered before the 90th day after such record date, the Company will deliver to the Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Warrant Shares for which this Warrant could have been exercised immediately prior to such record date. If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon expiration of or any exercise of the Warrant that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), such Distributed Property.

          (c)    Fundamental Transactions.    If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a "Fundamental Transaction"), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the "Alternate Consideration"). The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder's request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder's right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. If any Fundamental Transaction constitutes or results in a Change of Control, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Warrant from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unexercised portion of this Warrant on the date of such request.

          (d)    Subsequent Equity Sales.

              (i)  If, at any time while this Warrant is outstanding, the Company or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, "Common Stock Equivalents") at an effective net price to the Company per share of Common Stock (the "Effective Price") less than the Exercise Price (as adjusted hereunder to such date), then the Exercise Price shall be reduced to equal the Effective Price. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the "Deemed Number") shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

            (ii)  If, at any time while this Warrant is outstanding, the Company or any Subsidiary issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a "Floating Price Security"), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date).

            (iii)  Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of (A) the issuance of Common Stock upon exercise or conversion of any Common Stock Equivalents described in Schedule 3.1(m) to the Purchase Agreement (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification, and that the applicable exercise or conversion price or ratio is described in such schedule), (B) any grant of options to employees, officers or directors of the Company pursuant to any stock option plan duly adopted by the Company's board of directors or in respect of the issuance of Common Stock upon exercise of any such options, or (C) strategic transactions not significantly for the purpose of raising capital.

          (e)    Reclassifications; Share Exchanges.    In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Holder of this Warrant then outstanding shall have the right thereafter to exercise such Warrant Shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such Warrant Shares could have been exercised immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

          (f)    Number of Warrant Shares.    Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a), (b) or (d) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

          (g)    Calculations.    All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (h)    Notice of Adjustments.    Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company's Transfer Agent.

          (i)    Notice of Corporate Events.    If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

        10.    Payment of Exercise Price.    The Holder shall pay the Exercise Price in immediately available funds; provided, however, if the Registration Statement is not continuously effective through the Expiration Date, the Holder may satisfy its obligation to pay the Exercise Price through a "cashless exercise," in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.
Y = the number of Warrant Shares with respect to which this Warrant is being exercised.
A = the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Exercise Date.
B = the Exercise Price.

        For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

        11.    Call Right.

          (a)  Subject to the provisions of this Section 11, if after the date hereof the VWAP of the Company's Common Stock on the Nasdaq National Market is equal to or greater than $1.50 (as adjusted for any stock splits, stock combinations, stock dividends and other similar events) (the "Threshold I Price") for any twenty (20) consecutive Trading Days, then the Company shall have the right, but not the obligation (the "Call Right"), on five (5) Trading Days prior written notice to the Holder, to cancel any unexercised portion of this Warrant for which an Exercise Notice has not yet been delivered (the "Call Amount").

          (b)  To exercise this Call Right, the Company shall deliver to the Holder an irrevocable written notice (a "Call Notice"), indicating the Call Amount. The date that the Company delivers the Call Notice to the Holder shall be referred to as the "Call Date." Within five (5) Trading Days of receipt of the Call Notice, and provided that the Holder is permitted to exercise this Warrant pursuant to Section 4(a) above, the Holder may exercise this Warrant in whole or in part in accordance with Section 4(b) above. Any portion of the Call Amount that is not exercised by 6:30 p.m. (New York City time) on the fifth (5th) day following the date of receipt of the Call Notice (the "Cancellation Date") shall be cancelled. Any unexercised portion of this Warrant to which the Call Notice does not pertain (the "Remaining Portion") will be unaffected by such Call Notice. The Company covenants and agrees that it will honor any Exercise Notice with respect to the Call Amount that is tendered to the Company from the time of delivery of the Call Notice through and including 6:30 p.m. (New York City time) on the Cancellation Date.

          (c)  Notwithstanding anything to the contrary set forth in this Warrant, the Company may not deliver a Call Notice or require the cancellation of any unexercised Call Amount (and any Call Notice will be void), unless from the beginning of the twenty (20) consecutive Trading Days used to determine whether the Common Stock has achieved the Threshold I Price through the date on which the Holder exercises the Call Amount (the "Call Period") (i) the Company shall have honored in accordance with the terms of this Warrant any Exercise Notice delivered by 6:30 p.m. (New York City time) on the Cancellation Date, (ii) the Equity Conditions shall be satisfied with respect to all shares of Common Stock, and (iii) Section 15 would not at such time limit the ability of the Holder to exercise this Warrant in full.

          (d)  Notwithstanding anything to the contrary herein, the Company may not exercise its Call Right pursuant to Section 11(a) unless the Company exercises such Call Right to all of the Holders on a pro rata basis, based on such Holders then unexercised portion of Warrants.

          (e)  Upon the earlier of (i) the exercise of the Warrant pursuant to the Call Notice in Section 11(b) or (ii) the Cancellation Date, the Company shall issue and deliver to the Holder an Exchange Warrant (the "Exchange Warrant") entitling the Holder to purchase up to such number of shares of Common Stock equal to the Call Amount and containing the same terms and conditions as this Warrant except that the "Exercise Price" for the Exchange Warrant shall equal 120% of the Closing Price of the Company's Common Stock on the Call Date. If the Company fails to deliver an Exchange Warrant when due under this Section 11(e), the Call Notice issued pursuant to the Company's right under Section 11(b) shall be void and of no effect.

        12.    Cancellation Right.

          (a)  Subject to the provisions of this Section 12, at any time prior to the Expiration Date, upon delivery of a written notice to the Holder (a "Company Cancellation Notice" and the date such notice is delivered by the Company, the "Company Cancellation Date"), the Company shall be entitled to purchase from the Holder any unexercised portion of this Warrant for an amount in cash equal to the Company Cancellation Price (as defined below). Notwithstanding anything herein to the contrary, the Company shall only be entitled to deliver a Company Cancellation Notice pursuant to the terms hereof if the Equity Conditions are satisfied with respect to all shares of Common Stock and Section 15 would not at such time limit the ability of the Holder to exercise this Warrant in full. If any of the Equity Conditions shall cease to be in effect during the period between the Company Cancellation Date and the date the Company Cancellation Price is paid in full, then the Holder subject to such cancellation may elect, by written notice to the Company given at any time after any of the Equity Conditions shall cease to be in effect, to invalidate ab initio such cancellation, notwithstanding anything herein contained to the contrary. The Holder may convert any unexercised portion of this Warrant subject to a Company Cancellation Notice prior to the date that the Company Cancellation Price is due and paid in full. Once delivered, the Company shall not be entitled to rescind a Company Cancellation Notice.

          (b)  The Company Cancellation Price shall be due on the 20th Trading Day immediately following the Company Cancellation Date. Any such cancellation payment shall be free of any claim of subordination. If any portion of the Company Cancellation Price shall not be timely paid by the Company, interest shall accrue thereon at the rate of 12% per annum (or the maximum rate permitted by applicable law, whichever is less) until the Company Cancellation Price plus all such interest is paid in full, which payment shall constitute liquidated damages and not a penalty. In addition, if any portion of the Company Cancellation Price remains unpaid after such date, the Holder subject to such cancellation may elect by written notice to the Company to invalidate ab initio such Company Cancellation Notice with respect to the unpaid amount, notwithstanding anything herein contained to the contrary. If the Holder makes such an election, this Warrant shall be reinstated with respect to such unpaid amount and the Company shall no longer have any cancellation rights under this Section 12.

          (c)  Notwithstanding anything to the contrary herein, the Company may not elect a cancellation pursuant to Section 12(a)(i) unless the Company delivers the applicable cancellation request to all of the Holders on a pro rata basis, based on such Holders then unexercised portion of Warrants.

          (d)  For the purposes of this Section 12, "Company Cancellation Price" shall mean the closing price of the Black Scholes value on the date of the Company Cancellation Notice as calculated and reported by Bloomberg L.P., or a successor performing similar functions, using the warrant option valuation function and computed on a 365 day volatility.

        13.    Automatic Cancellation.

          (a)  Subject to the provisions of this Section 13, if, at any time prior to January 31, 2003, the Company has delivered one or more Company Prepayment Notices (as defined in the Debenture) with respect to an aggregate of $5,000,000 or more of the original principal amount of Debentures issued to all Holders on the Original Issue Date (as defined in the Debenture), then the Company shall be entitled to cancel the Holder's right to purchase under this Warrant the lesser of (i) the number of Warrant Shares then issuable upon exercise of this Warrant, and (ii)     Warrant Shares(2). The Company shall deliver to the Holder advance written notice in no event less than 20 Trading Days prior to its election to exercise its cancellation right under this Section 13(a). The Holder may convert any unexercised portion of this Warrant prior to the effective date of the cancellation.

(2)
20% of initial Warrant Shares

          (b)  Notwithstanding anything to the contrary herein, the Company may not elect a cancellation pursuant to Section 13(a) unless the Company delivers such cancellation request to all of the Holders. In addition, the Company shall only be entitled to deliver a cancellation notice pursuant to Section 13(a) if the Equity Conditions are satisfied with respect to all shares of Common Stock and Section 15 would not at such time limit the ability of the Holder to exercise this Warrant in full. If any of the Equity Conditions shall cease to be in effect during the period between the Company cancellation notice and the effective date of the cancellation, then the Holder subject to such cancellation may elect, by written notice to the Company given at any time after any of the Equity Conditions shall cease to be in effect, to invalidate ab initio such cancellation, notwithstanding anything herein contained to the contrary.

        14.    Forced Exercise Right.

          (a)  Subject to the provisions of this Section 14, if at any time prior to the Expiration Date, the VWAP of the Company's Common Stock is equal to or greater than 350% of the Exercise Price, but in no event less than $4.20 (as adjusted for any stock splits, stock combinations, stock dividends and other similar events) (the "Threshold II Price"), for any thirty (30) consecutive Trading Days, then the Company shall have the right, but not the obligation (the "Forced Exercise Right"), on five (5) Trading Days prior written notice to the Holder, to cancel any unexercised portion of this Warrant for which an Exercise Notice has not yet been delivered (the "Forced Exercise Amount").

          (b)  To exercise this Forced Exercise Right, the Company shall deliver to the Holder an irrevocable written notice (a "Forced Exercise Notice"), indicating the Forced Exercise Amount. The date that the Company delivers the Forced Exercise Notice to the Holder shall be referred to as the "Forced Exercise Date." Within five (5) Trading Days of receipt of the Forced Exercise Notice, and provided that the Holder is permitted to exercise this Warrant pursuant to Section 4(a) above, the Holder may exercise this Warrant in whole or in part in accordance with Section 4(b) above. Any portion of the Forced Exercise Amount that is not exercised by 6:30 p.m. (New York City time) on the fifth (5th) Trading Day following the date of receipt of the Forced Exercise Notice (the "Forced Cancellation Date") shall be cancelled. Any unexercised portion of this Warrant to which the Forced Exercise Notice does not pertain (the "Remaining Portion") will be unaffected by such Forced Exercise Notice. The Company covenants and agrees that it will honor any Exercise Notice with respect to the Forced Exercise Amount that is tendered to the Company from the time of delivery of the Forced Exercise Notice through and including 6:30 p.m. (New York City time) on the Forced Cancellation Date.

          (c)  Notwithstanding anything to the contrary set forth in this Warrant, the Company may not deliver a Forced Exercise Notice or require the cancellation of any unexercised Forced Exercise

  Amount (and any Forced Exercise Notice will be void), unless from the beginning of the thirty (30) consecutive Trading Days used to determine whether the Common Stock has achieved the Threshold II Price through the date on which the Holder exercises the Forced Exercise Amount (the "Forced Exercise Period") (i) the Company shall have honored in accordance with the terms of this Warrant any Exercise Notice delivered by 6:30 p.m. (New York City time) on the Forced Cancellation Date, (ii) the Equity Conditions with respect to all Common Stock shall be satisfied, and (iii) Section 15 would not at such time limit the ability of the Holder to exercise this Warrant in full

        15.    Limitation on Exercise.    Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the "Maximum Percentage") of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this paragraph. The Company's obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation. By written notice to the Company, the Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver or increase or decrease will apply only to the Holder and not to any other holder of Warrants. Notwithstanding anything to the contrary contained in this Warrant, nothing in this Warrant shall prevent the Company from taking any action which would reduce the number of shares of the Company outstanding whether through repurchase programs or otherwise.

          (b)  Notwithstanding anything to the contrary contained herein, if the Trading Market is the Nasdaq National Market or any other market or exchange with similar applicable rules, then the maximum number of shares of Common Stock that the Company may issue pursuant to the Transaction Documents at an effective purchase price less than the Closing Price on the Trading Day immediately preceding the Closing Date equals 27,429,883 shares (the "Issuable Maximum"), unless the Company obtains shareholder approval in accordance with the rules and regulations of such Trading Market. If, at the time any Holder requests an exercise of any of the Warrants, the Actual Minimum (excluding any shares issued or issuable at an effective purchase price in excess of the Closing Price on the Trading Day immediately preceding the Closing Date) exceeds the Issuable Maximum (and if the Company has not previously obtained the required shareholder approval), then the Company shall issue to the Holder requesting such exercise a number of shares of Common Stock not exceeding such Holder's pro-rata portion of the Issuable Maximum (based on such Holder's share (vis-à-vis other Holders) of the aggregate purchase price paid under the Purchase Agreement and taking into account any Warrant Shares previously issued to such Holder), and the remainder of the Warrant Shares issuable in connection with such exercise or conversion (if any) shall constitute "Excess Shares" pursuant to Section 15(c) below. For the purposes hereof, "Actual Minimum" shall mean, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all

  Warrants, ignoring any limits on the number of shares of Common Stock that may be owned by a Holder at any one time.

          (c)  In the event that any Holder's receipt of shares of Common Stock upon exercise of this Warrant is restricted based on the Issuable Maximum, the Company shall either: (i) use commercially reasonable efforts to obtain the required shareholder approval necessary to permit the issuance of such Excess Shares as soon as is reasonably possible, but in any event not later than the 60th day after the event giving rise to such Excess Shares, or (ii) within five Trading Days after such event, pay cash to such Holder, as liquidated damages and not as a penalty, in an amount equal to the Black Scholes value of this Warrant with respect to the portion of this Warrant which is unexercisable due to the Issuable Maximum after giving effect to the limitations in Section 15(b), measured as of the date of such event or, if greater, the date of payment (such difference, the "Cash Amount"). If the Company elects the first option under the preceding sentence and the Company fails to obtain the required shareholder approval on or prior to the 60th day after such event, then within three Trading Days after such 60th day, the Company shall pay the Cash Amount to such Holder, as liquidated damages and not as a penalty. The portion of this Warrant in respect of which the Cash Amount has been paid shall be cancelled and retired and the Company shall have no further obligation with respect thereto.

        16.    Fractional Shares.    The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share.

        17.    Notices.    Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices or communications shall be as set forth in the Purchase Agreement.

        18.    Warrant Agent.    The Company shall serve as warrant agent under this Warrant. Upon 30 days' notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

        19.    Miscellaneous.

          (a)  Subject to the restrictions on transfer set forth on the first page hereof, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this

  Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

          (b)  The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, and (iii) will not close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

          (c)    Governing Law; Venue; Waiver Of Jury Trail.    THE CORPORATE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY ANY PURCHASER HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PURCHASER, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PURCHASER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN DELAWARE, FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

          (d)  The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

          (e)  In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Warrant to a number of shares or a price per share shall be amended to appropriately account for such event.

          (f)    In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

EARTHSHELL CORPORATION
By:
Name:
Title:

FORM OF EXERCISE NOTICE

        (To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: EarthShell Corporation

        The undersigned is the Holder of Warrant No.            (the "Warrant") issued by EarthShell Corporation, a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.
The Warrant is currently exercisable to purchase a total of                        Warrant Shares.

2.
The undersigned Holder hereby exercises its right to purchase                        Warrant Shares pursuant to the Warrant.

3.
The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	"Cash Exercise" under Section 10
☐	"Cashless Exercise" under Section 10 (if permitted)
4.
If the holder has elected a Cash Exercise, the holder shall pay the sum of $                        to the Company in accordance with the terms of the Warrant.

5.
Pursuant to this exercise, the Company shall deliver to the holder                        Warrant Shares in accordance with the terms of the Warrant.

6.
Following this exercise, the Warrant shall be exercisable to purchase a total of                        Warrant Shares.

Dated: ,	Name of Holder:
(Print)
By:
Name:
Title:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

        [To be completed and signed only upon transfer of Warrant]

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                        the right represented by the within Warrant to purchase                        shares of Common Stock of EarthShell Corporation to which the within Warrant relates and appoints                        attorney to transfer said right on the books of EarthShell Corporation with full power of substitution in the premises.

Dated: ,
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)
Address of Transferee

In the presence of:

QuickLinks

  Exhibit 4.3
EARTHSHELL CORPORATION WARRANT
FORM OF EXERCISE NOTICE
FORM OF ASSIGNMENT